EXHIBIT 99(C)
CERTIFICATE OF FORMATION
OF
Northrop Grumman Systems Finance, LLC
     This Certificate of Formation of Northrop Grumman Systems Finance, LLC (the “Company”) is being duly executed and filed by an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §§ 18-101, et seq.).
          FIRST. The name of the limited liability company formed is:
               Northrop Grumman Systems Finance, LLC
          SECOND. The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
          THIRD. The name and address of its registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Northrop Grumman Systems Finance, LLC this 1st day of July, 2008.

Authorized Person:
/s/ James R. Nelson
James R. Nelson